Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

On February 19, 2015, Ball and Rexam PLC (“Rexam”) announced an offer by Ball Corporation (“Ball”) to acquire Rexam for a combination of cash and Ball stock (the “Acquisition”). On June 30, 2016, Ball completed the Acquisition of Rexam. To complete the Acquisition, regulatory approval by the European Commission, Brazil’s Council for Economic Defence, and the U.S. Federal Trade Commission required the divestiture of certain assets (the “Divestiture”). On June 30, 2016, Ball completed the Divestiture. The following unaudited pro forma condensed combined financial information (the “pro formas”) is based on the historical consolidated financial statements of Ball and the historical consolidated financial statements of Rexam, and has been prepared to reflect the Acquisition, the Divestiture, the financing structure established to fund the Acquisition, and the purchase of the noncontrolling interest in Latapack-Ball. The pro formas are presented for illustrative purposes only and do not necessarily reflect the results of operations or the financial position of Ball that actually would have resulted had the Acquisition and the Divestiture occurred at the dates indicated, nor project the results of operations or financial position of Ball for any future date or period.

The unaudited pro forma condensed combined statements of earnings (the “pro forma statements of earnings”) for the three months ended March 31, 2016 (the “2016 pro forma statement of earnings”) and for the year ended December 31, 2015 (the “2015 pro forma statement of earnings”) assume that the Acquisition and the Divestiture were completed on January 1, 2015. The unaudited pro forma condensed combined balance sheet (the “pro forma balance sheet”) as of March 31, 2016 is based on the assumption that the Acquisition and the Divestiture occurred on that day. Pro forma adjustments reflected in the pro formas are based on items that are factually supportable and directly attributable to the Acquisition and the Divestiture. The pro formas do not reflect the cost of any integration activities or benefits from the Acquisition including potential synergies that may be derived in future periods.

The pro formas should be read in conjunction with:

•                  Ball’s audited consolidated financial statements and related notes as well as “Management’s Discussion and Analysis and Results of Operations”, in each case contained in our Annual Report on Form 10-K as of and for the year ended December 31, 2015, Ball’s unaudited condensed  consolidated financial statements and related notes as well as “Management’s Discussion and Analysis and Results of Operations”, in each case contained in our Quarterly Report on Form 10-Q as of and for the three months ended March 31, 2016; and

•                  Rexam’s audited consolidated financial statements as of and for the year ended December 31, 2015, together with related notes included in exhibit 99.1 of Ball’s current report on Form 8-K filed on June 22, 2016.

Rexam’s historical consolidated financial statements were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), which differ in certain respects from the accounting principles generally accepted in the United States of America (“U.S. GAAP”). Adjustments were made to Rexam’s financial statements to convert those from IFRS to U.S. GAAP as well as reclassifications to conform Rexam’s historical accounting presentation to Ball’s accounting presentation. Adjustments were also made to translate Rexam’s financial statements from British Pounds to U.S. dollars based on applicable historical exchange rates, which may differ from future exchange rates. These adjustments reflect Ball’s best estimates based upon the information available to date and are preliminary and subject to change once more detailed information is obtained.

The Acquisition will be accounted for as a business combination using the acquisition method of accounting in conformity with U.S. GAAP. Under this method, the assets acquired and liabilities assumed have been recorded based on preliminary estimates of fair value.

The pro forma adjustments are based upon the best available information and certain assumptions that Ball believes to be reasonable. Further, these adjustments could materially change as the allocation of the purchase price for Rexam has not been finalized. Accordingly, there can be no assurance that the final allocation of the purchase price will not differ from the preliminary allocation reflected in the pro formas.

Ball Corporation

Unaudited Pro Forma Condensed Combined Statement of Earnings

For the three months ended March 31, 2016

			Pro Forma Adjustments								Total
($ in millions, except per share amounts)	Ball Historical		Rexam (U.S. GAAP) 2		Financing		Acquisition		Latapack-Ball Acquisition 6	Divestiture 7	Pro Forma Combined

Net sales	$1,755.5		$1,268.9		$—		$—		$—	$(624.4)	$2,400.0
Costs and expenses
Cost of sales (excluding depreciation and amortization)	(1,416.3)		(1,004.4)		—		—		—	503.7	(1,917.0)
Depreciation and amortization	(75.0)		(52.1)		—		(42.5	)5(a)(iii)	—	25.5	(144.1)
Selling, general and administrative	(108.0)		(121.7)		—		—		—	48.3	(181.4)
Business consolidation and other activities	(266.8	)3(a)	(25.8	)3(a)	256.6	3(a)	—		—	4.3	(31.7)
	(1,866.1)		(1,204.0)		256.6		(42.5)		—	581.8	(2,274.2)
Earnings before interest and taxes	(110.6)		64.9		256.6		(42.5)		—	(42.6)	125.8
Interest expense	(37.7)		(20.1)		(20.1	)4(b)	—		—	—	(77.9)
Debt refinancing and other costs	(60.6	)3(b)	—		60.6	3(b)	—		—	—	—
Total interest expense	(98.3)		(20.1)		40.5		—		—	—	(77.9)
Earnings (loss) before taxes	(208.9)		44.8		297.1	4(c)	(42.5)		—	(42.6)	47.9
Tax (provision) benefit	82.9		(16.3)		(110.2	)1, 4(c)	8.5	1	—	12.2	(22.9)
Equity in results of affiliates, net of tax	(0.8)		4.3		—		—		—	—	3.5
Net earnings (loss)	(126.8)		32.8		186.9		(34.0)		—	(30.4)	28.5
Less net earnings attributable to noncontrolling interests	—		(1.4)		—		—		—		(1.4)
Net earnings (loss) attributable to Ball Corporation	$(126.8)		$31.4		$186.9		$(34.0)		$—	$(30.4)	$27.1

Earnings per share:
Basic - continuing operations	$(0.90)										$0.16
Diluted - continuing operations	$(0.90)										$0.15
Weighted average shares outstanding (000s) :
Basic	141,793						32,251	5(a)			174,044
Diluted	141,793						32,251	5(a)			177,351

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

Ball Corporation

Unaudited Pro Forma Condensed Combined Statement of Earnings

For the year ended December 31, 2015

			Pro Forma Adjustments								Total
($ in millions, except per share amounts)	Ball Historical		Rexam (U.S. GAAP) 2		Financing		Acquisition		Latapack-Ball Acquisition 6	Divestiture 7	Pro Forma Combined

Net sales	$7,997.0		$5,999.8		$—		$—		$—	$(3,032.3)	$10,964.5
Costs and expenses
Cost of sales (excluding depreciation and amortization)	(6,460.3)		(4,772.4)		—		(61.3	)5(a)(iii)	—	2,444.1	(8,849.9)
Depreciation and amortization	(285.5)		(213.1)		—		(165.0	)5(a)(iii)	—	106.0	(557.6)
Selling, general and administrative	(451.3)		(420.4)		—		—		—	194.6	(677.1)
Business consolidation and other activities	(194.7	)3(a)	(145.2	)3(a)	209.0	3(a)	—		—	29.2	(101.7)
	(7,391.8)		(5,551.1)		209.0		(226.3)		—	2,773.9	(10,186.3)
Earnings before interest and taxes	605.2		448.7		209.0		(226.3)		—	(258.4)	778.2
Interest expense	(143.2)		(76.4)		(84.2	)4(b)	—		—	—	(303.8)
Debt refinancing and other costs	(116.5	)3(b)	—		55.7	3(b)	—		—	—	(60.8)
Total interest expense	(259.7)		(76.4)		(28.5)		—		—	—	(364.6)
Earnings (loss) before taxes	345.5		372.3		180.5	4(c)	(226.3)		—	(258.4)	413.6
Tax (provision) benefit	(47.0)		(78.4)		(64.4	)1, 4(c)	45.8	1	—	73.6	(70.4)
Equity in results of affiliates, net of tax	4.4		19.9		—		—		—	—	24.3
Net earnings (loss)	302.9		313.8		116.1		(180.5)		—	(184.8)	367.5
Less net earnings attributable to noncontrolling interests	(22.0)		(4.6)		—		—		21.7		(4.9)
Net earnings (loss) attributable to Ball Corporation	$280.9		$309.2		$116.1		$(180.5)		$21.7	$(184.8)	$362.6

Earnings per share:
Basic - continuing operations	$2.05										$2.07
Diluted - continuing operations	$1.99										$2.03
Weighted average shares outstanding (000s) :
Basic	137,300						32,251	5(a)	5,573		175,124
Diluted	140,984						32,251	5(a)	5,573		178,808

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

Ball Corporation

Unaudited Pro Forma Combined Balance Sheet

As of March 31, 2016

		Pro Forma Adjustments							Total
($ in millions)	Ball Historical	Rexam (U.S. GAAP) 2	Financing		Acquisition		Divestiture 7		Pro Forma Combined

Assets
Current assets
Cash and cash equivalents	$204.6	$234.1	$1,428.0	4(a)	$(3,900.6	)5(a)(ii)	$2,696.1		$662.2
Receivables, net	1,022.1	802.8	—		—		(172.0)		1,652.9
Inventories, net	956.2	900.5	—		(66.6	)5(a)(iii)	(181.1)		1,609.0
Assets held for sale	2.2	—	—		1,297.5	5(a)(iv)	(1,297.5)		2.2
Other current assets	138.0	107.8	(17.2	)4(a)(iv)	—		(23.4)		205.2
Total current assets	2,323.1	2,045.2	1,410.8		(2,669.7)		1,022.1		4,131.5
Noncurrent assets
Property, plant and equipment, net	2,730.3	2,170.1	—		217.8	5(a)(iii)	(650.0)		4,468.2
Goodwill	2,251.3	2,016.0	30.0	4(a)(ii)	1,395.2	5(a)	(729.4)		4,963.1
Restricted cash	2,099.3	—	(2,099.3	)4(a)	—		—		—
Intangible assets, net	200.3	183.1	—		1,786.6	5(a)(iii)	—		2,170.0
Other assets, net	454.8	1,224.6	(206.2	)4(a)(vi)	—		(22.3)		1,450.9
Total assets	$10,059.1	$7,639.0	$(864.7)		$729.9		$(379.6)		$17,183.7
Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt and current portion of long-term debt	$391.1	$1,164.8	$(1,164.8	)4(a)	$—		$(74.9)		$316.2
Accounts payable	1,259.4	610.4	—		—		(233.1)		1,636.7
Accrued employee costs	157.6	71.8	—		—		(26.2)		203.2
Liabilities held for sale	—	—	—		44.1	5(a)(iv)	(44.1)		—
Other current liabilities	424.3	268.6	(74.7	)4(a)(vii)	148.5	5(a)(v)	(188.3)		578.4
Total current liabilities	2,232.4	2,115.6	(1,239.5)		192.6		(566.6)		2,734.5
Noncurrent liabilities
Long-term debt	5,408.0	1,677.5	777.9	4(a)	173.2	5(a)(iii)	(0.5)		8,036.1
Employee benefit obligations	1,125.6	789.9	—		—		(121.0)		1,794.5
Deferred taxes and other liabilities	215.3	607.7	(311.7	)4(a)(iv)	413.2	5(a)(v)	77.5		1,002.0
Total liabilities	8,981.3	5,190.7	(773.3)		779.0		(610.6)		13,567.1
Shareholders’ equity
Common stock	977.9	1,426.1	—		(1,426.1	)5(b)	—		977.9
Capital redemption reserve	—	1,329.9	—		(1,329.9	)5(b)	—		—
Retained earnings	4,412.0	(137.6)	(91.4	)5(b)	137.6	5(b)	190.4	5(b)	4,511.0
Accumulated other comprehensive earnings (loss)	(609.4)	(266.0)	—		266.0	5(b)	40.6	5(b)	(568.8)
Treasury stock	(3,712.7)	—	—		2,303.3	5(b)	—		(1,409.4)
Total Ball Corporation shareholders’ equity	1,067.8	2,352.4	(91.4)		(49.1)		231.0		3,510.7
Noncontrolling interests	10.0	95.9	—		—		—		105.9
Total shareholders’ equity	1,077.8	2,448.3	(91.4)		(49.1)		231.0		3,616.6
Total liabilities and shareholders’ equity	$10,059.1	$7,639.0	$(864.7)		$729.9		$(379.6)		$17,183.7

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of presentation

The pro formas are based on the historical consolidated financial statements of Ball and the historical consolidated financial statements of Rexam, and have been prepared to reflect the Acquisition, the Divestiture, the financing structure established to fund the Acquisition, and the purchase of the noncontrolling interest in Latapack-Ball. The pro formas are presented for illustrative purposes only and do not necessarily reflect the results of operations or the financial position of Ball that actually would have resulted had the Acquisition and the Divestiture occurred on the dates indicated, or project the results of operations or financial position of Ball for any future dates or periods. The 2016 and 2015 pro forma statements of earnings assume the Acquisition and the Divestiture were completed on January 1, 2015. The pro forma balance sheet as of March 31, 2016 is based on the assumption that the Acquisition and the Divestiture occurred on that day.

Pro forma adjustments reflected in the pro forma balance sheet are based on items that are factually supportable and directly attributable to the Acquisition and the Divestiture. Pro forma adjustments reflected in the pro forma statements of earnings are based on items that are factually supportable, which are directly attributable to the Acquisition, and which are expected to have a continuing impact on Ball’s results of operations and/or financial position. Any nonrecurring items directly attributable to the Acquisition and the Divestiture are included in the pro forma balance sheet but not in the pro forma statements of earnings. In contrast, any nonrecurring items that were already included in Ball’s or Rexam’s historical consolidated financial statements that are not directly related to the Acquisition and the Divestiture have not been eliminated. The pro formas do not reflect the cost of any integration activities or benefits from the Acquisition and the Divestiture including potential synergies that may be generated in future periods.

The pro formas include adjustments to reflect the financing structure established to fund the Acquisition.

Rexam’s historical consolidated financial statements (“Rexam’s financial statements”) were prepared in accordance with IFRS, which differs in certain respects from U.S. GAAP. Adjustments were made to Rexam’s financial statements to convert them from IFRS to U.S. GAAP and to Ball’s existing accounting presentation after evaluating potential areas of differences. In addition, reclassifications have been made to align Rexam’s financial statement presentation to Ball’s financial statement presentation.

Ball has used the following historical exchange rates to translate Rexam’s financial statements and calculate certain adjustments to the pro forma financial statements from British Pounds to U.S. dollars:

Average daily closing exchange rate for the three months ended March 31, 2016:	U.S.$1.4322/£1
Average daily closing exchange rate for the year ended December 31, 2015:	U.S.$1.5286/£1
Closing exchange rate as of March 31, 2016:	U.S.$1.4362/£1

These exchange rates may differ from future exchange rates which would have an impact on the pro forma Financial Information, and would also impact purchase accounting upon consummation of the Acquisition. As an example, utilizing the daily closing exchange rate at June 30, 2016 of U.S.$ 1.3312/£1 would decrease the translated amounts of Net earnings attributable to the parent company for the three months ended March 31, 2016 and for the year ended December 31, 2015, and total assets as of March 31, 2016, presented in Note 2, by approximately $2.2 million, $40.0 million and $558.5 million, respectively.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1.Basis of presentation (continued)

Unless indicated otherwise in the notes to the pro formas, Ball has applied applicable enacted statutory tax rates in the United Kingdom for the respective dates and periods. Ball has used a tax rate of 20.0 percent to calculate the financing, acquisition and divestment business-related adjustments to the pro forma balance sheet and the 2016 pro forma statement of earnings. A tax rate of 20.25 percent was used to calculate the financing, acquisition and divestment business-related adjustments to the 2015 pro forma statement of earnings. These rates may be subject to change and may not be reflective of Ball’s effective tax rate for future periods after consummation of the Acquisition and the Divestiture.

Note 2. Adjustments to Rexam’s financial statements

Unaudited adjusted Rexam statement of earnings

For the three months ended March 31, 2016

	Rexam	Reclassifications and IFRS to U.S. GAAP Adjustments (in GBP)
(in millions)	Historical IFRS (in GBP)	Reclassifications 2(a)	Pensions 2(b)	Goodwill 2(c)	Start-up Costs 2(d)	Uncertain Tax Positions 2(e)	Deferred Taxes 2(f)	Rexam U.S. GAAP (in GBP)	Rexam U.S. GAAP (in USD)

Net sales	£886	£—	£—	£—	£—	£—	£—	£886.0	$1,268.9

Costs and expenses
Cost of sales (excluding depreciation and amortization)		(696.0)	—	—	(5.3)	—	—	(701.3)	(1,004.4)
Depreciation and amortization		(36.0)	—	(0.8)	0.4	—	—	(36.4)	(52.1)
Selling, general and administrative		(83.0)	(2.0)	—	—	—	—	(85.0)	(121.7)
Business consolidation and other activities		(18.0)	—	—	—	—	—	(18.0)	(25.8)
Operating expenses	(835)	835.0	—	—	—	—	—	—	—
Operating Profit	51	(51.0)	—	—	—	—	—	—	—
Share in post tax profits of associates and joint ventures	3	(3.0)	—	—	—	—	—	—	—
Retirement benefit obligations net interest cost	(4)	4.0	—	—	—	—	—	—	—
		(833.0)	(2.0)	(0.8)	(4.9)	—	—	(840.7)	(1,204.0)
Earnings before interest and taxes		53.0	(2.0)	(0.8)	(4.9)	—	—	45.3	64.9

Interest expense	(14)	—	—	—	—	—	—	(14.0)	(20.1)
Interest income	2	(2.0)	—	—	—	—	—	—	—
Debt refinancing and other costs		(4.0)	4.0	—	—	—	—	—	—
Total interest expense		(18.0)	4.0	—	—	—	—	(14.0)	(20.1)

Earnings before taxes		35.0	2.0	(0.8)	(4.9)	—	—	31.3	44.8
Profit before tax	38	(38.0)	—	—	—	—	—	—	—
Tax	(12)	12.0	—	—	—	—	—	—	—
Tax (provision) benefit		(12.0)	—	0.3	1.3	(1.0)	—	(11.4)	(16.3)
Equity in results of affiliates, net of tax		3.0	—	—	—	—	—	3.0	4.3
Net earnings from continuing operations		26.0	2.0	(0.5)	(3.6)	(1.0)	—	22.9	32.8
Profit for the year from continuing operations	26	(26.0)	—	—	—	—	—	—	—
Less net earnings attributable to noncontrolling interests		(1.0)	—	—	—	—	—	(1.0)	(1.4)
Noncontrolling interests	(1)	1.0	—	—	—	—	—	—	—
Net earnings attributable to parent company	£25	£25.0	£2.0	£(0.5)	£(3.6)	£(1.0)	£—	£21.9	$31.4

Note 2. Adjustments to Rexam’s financial statements (continued)

Unaudited adjusted Rexam statement of earnings

For the year ended December 31, 2015

	Rexam	Reclassifications and IFRS to U.S. GAAP Adjustments (in GBP)
(in millions)	Historical IFRS (in GBP)	Reclassifications 2(a)	Pensions 2(b)	Goodwill 2(c)	Start-up Costs 2(d)	Uncertain Tax Positions 2(e)	Deferred Taxes 2(f)	Rexam U.S. GAAP (in GBP)	Rexam U.S. GAAP (in USD)

Net sales	£3,925	£—	£—	£—	£—	£—	£—	£3,925.0	$5,999.8

Costs and expenses
Cost of sales (excluding depreciation and amortization)		(3,114.0)	—	—	(8.1)	—	—	(3,122.1)	(4,772.4)
Depreciation and amortization		(138.0)	—	(3.2)	1.8	—	—	(139.4)	(213.1)
Selling, general and administrative		(279.0)	4.0	—	—	—	—	(275.0)	(420.4)
Business consolidation and other activities		(95.0)	—	—	—	—	—	(95.0)	(145.2)
Operating expenses	(3,634)	3,634.0	—	—	—	—	—	—	—
Operating Profit	291	(291.0)	—	—	—	—	—	—	—
Share in post tax profits of associates and joint ventures	13	(13.0)	—	—	—	—	—	—	—
Retirement benefit obligations net interest cost	(12)	12.0	—	—	—	—	—	—	—
		(3,626.0)	4.0	(3.2)	(6.3)	—	—	(3,631.5)	(5,551.1)

Earnings before interest and taxes		299.0	4.0	(3.2)	(6.3)	—	—	293.5	448.7

Interest expense	(50)	—	—	—	—	—	—	(50.0)	(76.4)
Interest income	8	(8.0)	—	—	—	—	—	—	—
Debt refinancing and other costs		(12.0)	12.0	—	—	—	—	—	—
Total interest expense		(62.0)	12.0	—	—	—	—	(50.0)	(76.4)

Earnings before taxes		237.0	16.0	(3.2)	(6.3)	—	—	243.5	372.3
Profit before tax	250	(250.0)	—	—	—	—	—	—	—
Tax	(65)	65.0	—	—	—	—	—	—	—
Tax (provision) benefit		(65.0)	(5.0)	1.1	0.9	4.0	12.7	(51.3)	(78.4)
Equity in results of affiliates, net of tax		13.0	—	—	—	—	—	13.0	19.9
Net earnings from continuing operations		185.0	11.0	(2.1)	(5.4)	4.0	12.7	205.2	313.8
Profit for the year from continuing operations	185	(185.0)	—	—	—	—	—	—	—
Less net earnings attributable to noncontrolling interests		(3.0)	—	—	—	—	—	(3.0)	(4.6)
Noncontrolling interests	(3)	3.0	—	—	—	—	—	—	—
Net earnings attributable to parent company	£182	£182.0	£11.0	£(2.1)	£(5.4)	£4.0	£12.7	£202.2	$309.2

Note 2. Adjustments to Rexam’s financial statements (continued)

Unaudited adjusted Rexam balance sheet

As of March 31, 2016

	Rexam	Reclassifications and IFRS to U.S. GAAP Adjustments (in GBP)
(in millions)	Historical IFRS (in GBP)	Reclassifications 2(a)	Goodwill 2(c)	Start-up Costs 2(d)	Uncertain Tax Positions 2(e)	Deferred Taxes 2(f)	Rexam U.S. GAAP (in GBP)	Rexam U.S. GAAP (in USD)
Assets
Current assets
Cash and cash equivalents	£163	£—	£—	£—	£—	£—	£163.0	$234.1
Receivables, net		559.0	—	—	—	—	559.0	802.8
Trade and other receivables	620	(620.0)	—	—	—	—	—	—
Inventories, net	627	—	—	—	—	—	627.0	900.5
Insurance backed assets	2	(2.0)	—	—	—	—	—	—
Derivative financial instruments	12	(12.0)	—	—	—	—	—	—
Deferred taxes and other current assets		75.0	—	—	—	—	75.0	107.8
Total current assets	1,424	—	—	—	—	—	1,424.0	2,045.2
Noncurrent assets
Property, plant and equipment, net	1,541	—	—	(30.0)	—	—	1,511.0	2,170.1
Goodwill	1,291	—	117.9	—	(5.2)	—	1,403.7	2,016.0
Other intangible assets	101	(101.0)	—	—	—	—	—	—
Investments in associates and joint ventures	96	(96.0)	—	—	—	—	—	—
Pension assets	73	(73.0)	—	—	—	—	—	—
Insurance backed assets	24	(24.0)	—	—	—	—	—	—
Deferred tax assets	250	(250.0)	—	—	—	—	—	—
Trade and other receivables	197	(197.0)	—	—	—	—	—	—
Derivative financial instruments	181	(181.0)	—	—	—	—	—	—
Intangible assets, net		101.0	26.5	—	—	—	127.5	183.1
Other assets, net		821.0	—	5.2	—	26.5	852.7	1,224.6
Total assets	£5,178	£—	£144.4	£(24.8)	£(5.2)	£26.5	£5,318.9	$7,639.0

	Rexam	Reclassifications and IFRS to U.S. GAAP Adjustments (in GBP)
(in millions)	Historical IFRS (in GBP)	Reclassifications 2(a)	Goodwill 2(c)	Start-up Costs 2(d)	Uncertain Tax Positions 2(e)	Deferred Taxes 2(f)	Rexam U.S. GAAP (in GBP)	Rexam U.S. GAAP (in USD)
Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt and current portion of long-term debt	£—	£811.0	£—	£—	£—	£—	£811.0	$1,164.8
Borrowings	811	(811.0)	—	—	—	—	—	—
Accounts payable		425.0	—	—	—	—	425.0	610.4
Trade and other payables	585	(585.0)	—	—	—	—	—	—
Accrued employee costs		50.0	—	—	—	—	50.0	71.8
Derivative financial instruments	48	(48.0)	—	—	—	—	—	—
Current tax	9	(9.0)	—	—	—	—	—	—
Provisions	20	(20.0)	—	—	—	—	—	—
Other current liabilities		187.0	—	—	—	—	187.0	268.6
Total current liabilities	1,473	—	—	—	—	—	1,473.0	2,115.6
Noncurrent liabilities
Long-term debt		1,168.0	—	—	—	—	1,168.0	1,677.5
Borrowings	1,168	(1,168.0)	—	—	—	—	—	—
Employee benefit obligations		550.0	—	—	—	—	550.0	789.9
Retirement benefit obligations	550	(550.0)	—	—	—	—	—	—
Derivative financial instruments	217	(217.0)	—	—	—	—	—	—
Deferred tax liabilities	55	(55.0)	—	—	—	—	—	—
Non current tax	50	(50.0)	—	—	—	—	—	—
Other payables	49	(49.0)	—	—	—	—	—	—
Provisions	72	(72.0)	—	—	—	—	—	—
Deferred taxes and other liabilities		443.0	9.0	(2.2)	(18.6)	(8.1)	423.1	607.7
Total liabilities	3,634	—	9.0	(2.2)	(18.6)	(8.1)	3,614.1	5,190.7
Net Assets	1,544	(1,544.0)	—	—	—	—	—	—
Shareholders’ equity
Common stock		993.0	—	—	—	—	993.0	1,426.1
Ordinary share capital	567	(567.0)	—	—	—	—	—	—
Share premium account	426	(426.0)	—	—	—	—	—	—
Capital redemption reserve	926	—	—	—	—	—	926.0	1,329.9
Retained earnings		(244.0)	118.7	(22.8)	21.0	31.3	(95.8)	(137.6)
Retained loss	(244)	244.0	—	—	—	—	—	—
Accumulated other comprehensive earnings (loss)		(195.0)	16.7	0.2	(10.4)	3.3	(185.2)	(266.0)
Other reserves	(195)	195.0	—	—	—	—	—	—
Treasury stock		—	—	—	—	—	—	—
Total Rexam shareholders’ equity	1,480	—	135.4	(22.6)	10.6	34.6	1,638.0	2,352.4
Noncontrolling interests	64	—	—	—	2.8	—	66.8	95.9
Total shareholders’ equity	1,544	—	135.4	(22.6)	13.4	34.6	1,704.8	2,448.3
Total liabilities and shareholders’ equity	£5,178	£—	£144.4	£(24.8)	£(5.2)	£26.5	£5,318.9	$7,639.0

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 2. Adjustments to Rexam’s financial statements (continued)

The financial information above illustrates the impact of adjustments made to Rexam’s financial statements prepared in accordance with IFRS, in order to present them on a basis consistent with Ball’s accounting presentation and policies under U.S. GAAP. These adjustments reflect Ball’s best estimates based upon the information currently available to Ball, and could be subject to change once more detailed information is obtained.

(a)         The classification of certain items presented by Rexam under IFRS has been modified in order to align with the presentation used by Ball under U.S. GAAP.

Modifications to the statement of earnings presentation include:

•                       presentation of costs on a functional basis (cost of sales and selling, general and administrative expenses), rather than a single line item for operating expenses; and

•                       presentation of depreciation and amortization expenses on the face of the statement of earnings.

Modifications to the balance sheet presentation include:

•                       pension assets, derivative financial instrument assets, insurance backed assets and investments in associates and joint ventures which are included in other assets;

•                       derivative financial instrument liabilities, provisions and current income taxes payable which are included in other current liabilities; and

•                       presentation of accrued employee costs on the face of the balance sheet.

(b)         Under U.S. GAAP the expected return on plan assets, a component of net periodic benefit cost, is recognized by Ball within cost of sales and selling, general and administrative expenses, and is determined by applying the expected rate of return assumption to a market related value of plan assets. The difference between the expected and actual return on plan assets is a component of actuarial gains and losses which is recognized in accumulated other comprehensive income with subsequent amortization in the statement of earnings. Prior service credits and settlements arising in plans are amortized over the remaining service period of the active participants or over the average life expectancy for plans with significant inactive participants in the statement of earnings.

Under IFRS, net interest cost on defined benefit plans, a component of defined benefit cost, is recognized by Rexam as a separate component of interest expense in the statements of earnings and is calculated by applying the discount rate assumption to the net defined benefit liability. The difference between actual return on plan assets and the component of net interest derived from plan assets is recognized in accumulated other comprehensive earnings as a component of remeasurement gains and losses. IFRS does not permit recognition of remeasurement gains and losses in net earnings in current or future periods. Prior service credits and settlements arising in plans are recognized immediately in the statements of earnings.

As a result, selling, general and administrative costs in the 2016 and 2015 statements of earnings reflected an increase of £2.0 million and a reduction of £4.0 million, respectively.  These comprised a combination of a credit to net periodic benefit cost of £2.0 million and £19.0 million, respectively, less the reclassification of the previously recognized retirement benefit

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 2. Adjustments to Rexam’s financial statements (continued)

obligations within net interest cost of £4.0million and £12.0 million, respectively, less the impact of a prior service credit and settlement related to an individual plan for the year ended December 31, 2015 of £3.0 million. There was no related tax charge included in the 2016 statement of earnings and £5.0 million in the 2015 statement of earnings.

(c)          Upon adoption of IFRS effective January 1, 2004, Rexam was able to carry forward its accounting treatment for business combinations that had previously been applied under accounting principles generally accepted in the United Kingdom (“U.K. GAAP”). Application of U.S. GAAP to acquisitions made by Rexam prior to January 1, 2004 has resulted in the following adjustments to goodwill, intangible assets and amortization:

•                       alignment of Rexam’s amortization period of 20 years with Ball’s amortization period of 40 years, for years through December 31, 2001, when both U.K. GAAP and U.S. GAAP required goodwill to be amortized;

•                       reversal of goodwill amortization recorded by Rexam for the period from January 1, 2002 through December 31, 2003, since U.S. GAAP discontinued the amortization of goodwill from January 1, 2002 and required annual impairment testing thereafter; and

•                       recognition of intangible assets separately from goodwill with respect to an acquisition in 2003, since U.S. GAAP required acquired intangible assets to be recognized separately from goodwill from January 1, 2002.

As a result, additional goodwill of £117.9 million and intangible assets of £26.5 million have been recorded in the balance sheet as of March 31, 2016, with a corresponding charge of £0.8 million and £3.2 million recorded in the 2016 and 2015 statements of earnings related to amortization of the additional intangible assets. The related tax benefit included in the 2016 and 2015 statements of earnings was £0.3 million and £1.1 million, respectively.  Noncurrent deferred tax liabilities in the balance sheet as of March 31, 2016 increased by £9.0 million.

(d)         Under U.S. GAAP, costs associated with a start-up period in relation to a new beverage can or end production facility, as well as beverage can or end lines are expensed as incurred. Under IFRS, Rexam’s accounting policy permits certain costs associated with such a start-up period to be included in the cost of property, plant and equipment if the assets are incapable of running at normal levels of operating efficiency without such a period.

As a result, property, plant, and equipment included in the balance sheet as of March 31, 2016 has been reduced by £30 million, with a corresponding charge of £4.9 million and £6.3 million recorded in the 2016 and 2015 statements of earnings, reflecting an increase in cost of sales and a reduction in depreciation.  The related tax benefit of £1.3 million and £0.9 million was included in the 2016 and 2015 statements of earnings, respectively.  Noncurrent deferred tax assets increased by £5.2 million and noncurrent deferred tax liabilities decreased by £2.2 million in the balance sheet at March 31, 2016.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 2. Adjustments to Rexam’s financial statements (continued)

(e)          Under U.S. GAAP, uncertain tax positions (“UTP”) are measured using a cumulative probability model, resulting in measurement at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement.

Under IFRS, the cumulative probability approach is not permitted and instead an expected value or single best estimate of the most likely outcome is used to measure UTPs. As a result, a reduction of other noncurrent liabilities of £18.6 million was included in the balance sheet as of March 31, 2016. In addition, a reduction of goodwill of £5.2 million was included with respect to uncertain taxes related to a prior period acquisition. The tax impact included in the statements of earnings with respect to the measurement of uncertain tax positions under U.S. GAAP was a provision of £1.0 million and a benefit of £4.0 million for the three months ended March 31, 2016 and the year ended December 31, 2015, respectively.

(f)           Under U.S. GAAP, deferred tax assets or liabilities are not recognized for temporary differences on nonmonetary assets or liabilities that are remeasured from local currency to functional currency for book purposes but are reported in local currency for tax purposes. IFRS requires recognition of deferred tax assets or liabilities on such amounts.

As a result, an increase of £26.5 million and a decrease of £8.1 million were included in the balance sheet at March 31, 2016 for noncurrent deferred tax assets and noncurrent deferred tax liabilities, respectively. In addition, a £0 million and a £12.7 million in tax benefit was included in the 2016 and 2015 statements of earnings for the reversal of deferred taxes, respectively.

Note 3. Significant nonrecurring items included in the historical financial statements

(a) Business consolidation and other activities

Three months ended March 31, 2016

Ball and Rexam recorded charges of $266.8 million and $25.8 million, respectively, during the first three months of 2016. A total amount of $256.6 million, composed of $248.0 million from Ball and $8.6 million from Rexam, has been excluded from the 2016 pro forma statement of earnings, see below for further details.

Ball recorded net charges of $8.8 million related to the planned closure of its Weirton, West Virginia metal beverage packaging end-making facility, which will cease production in early 2017. Also, Ball recorded net charges of $4.0 million related to business reorganization activities in the company’s metal beverage packaging, Asia, operations, and for ongoing costs related to previously closed facilities and $6.0 million related to individually insignificant activities. These charges of $18.8 million were not directly attributable to the Acquisition and have not been excluded from the 2016 statement of earnings.

Ball recorded charges of $28.3 million for professional services and other costs associated with the Acquisition. The company recognized losses of $87.7 million associated with its collar, swap and option contracts entered into to reduce its exposure to currency exchange rate changes in connection with the British pound denominated cash portion of the Acquisition.  In addition, the company recorded charges of $96.0 million for foreign currency losses from the revaluation of foreign currency denominated restricted cash and intercompany loans related to the cash portion of the acquisition price of Rexam and the

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 3. Significant nonrecurring items included in the historical financial statements (continued)

revaluation of the Company’s euro-denominated debt issuance in December 2015, and a $36.0 million unrealized loss on the fair value of cross-currency swaps entered into in connection with the December 2015 issuance of $1 billion senior notes due 2020. As those charges were directly attributable to the Acquisition, a total of $248.0 million ($156.2 million after tax) has been excluded from the 2016 statement of earnings. Please refer also to Note 4(a)(ii).

Rexam incurred foreign exchange losses of $15.8 million resulting from a one-time government implemented currency devaluation in Egypt that was outside the control of Rexam. In addition, restructuring costs of $1.4 million were incurred related to the reorganization of its European beverage can business. These charges of $17.2 million were not directly attributable to the Acquisition and have not been excluded from the 2016 statement of earnings.

In addition, transaction related costs of $8.6 million were incurred by Rexam as a result of the Acquisition. As those costs are directly attributable to the Acquisition, $8.6 million ($8.6  million after tax) has been excluded from the 2016 pro forma statement of earnings. Please refer also to Note 4(a)(ii).

Year ended December 31, 2015

Ball and Rexam recorded charges of $194.7 million and $145.2 million, respectively, during the twelve months ended December 31, 2015. A total amount of $209.0 million, composed of $164.7 million from Ball and $44.3 million from Rexam, has been excluded from the 2015 pro forma statement of earnings, see below for further details.

Ball recorded net charges of $18.8 million related to the planned closure of its Bristol, Virginia metal beverage packaging end-making facility, which will cease production in the second quarter of 2016, a charge of $4.7 million for the write down of property held for sale to fair value less costs to sell, and net charges of $6.5 million related to business reorganization activities related to previously closed facilities and other insignificant costs. These charges of $30.0 million were not directly attributable to the Acquisition and have not been excluded from the 2015 statement of earnings.

Ball recorded charges of $102.1 million for professional services and other costs associated with the Acquisition. Ball recognized losses of $41.0 million associated with its collar and option contracts entered into to reduce its exposure to currency exchange rate changes in connection with the British pound denominated cash portion of the Acquisition. In addition, Ball recorded charges of $14.2 million for net foreign currency gains and losses from the revaluation of foreign currency denominated restricted cash held to pay a portion of the cash component of the acquisition price of Rexam and the revaluation of the Company’s euro-denominated debt issuance, and $7.4 million of losses on cross-currency swaps entered into in connection with the issuance of $1 billion senior notes due 2020. As those charges are directly attributable to the Acquisition, a total of $164.7 million ($103.8 million after tax) has been excluded from the 2015 statement of earnings. Please refer also to Note 4(a)(ii).

Rexam incurred restructuring charges of $67.3 million related to the reorganization of its European beverage can business and for the conversion of steel beverage can lines to aluminum. Incentive costs related to retention awards to employees indirectly attributable to the Acquisition totaled $30.6 million. A $1.5 million charge was recorded to increase a legal provision related to a dispute that originated prior to Rexam’s ownership of the business. Transaction costs related to the acquisitions of United Arab Can

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 3. Significant nonrecurring items included in the historical financial statements (continued)

Manufacturing Limited and Envases del Istmo SA amounted to $1.5 million. These charges of $100.9 million were not directly attributable to the Acquisition and have not been excluded from the 2015 statement of earnings.

Transaction costs associated with the Acquisition of $44.3 million were incurred by Rexam, relating to professional services and other costs.  These costs are directly attributable to the Acquisition, and have been excluded from the 2015 pro forma statement of earnings. Please refer also to Note 4(a)(ii).

(b) Debt refinancing and other costs

Three months ended March 31, 2016

Ball recorded charges of $60.6 million directly attributable to the Acquisition during the first quarter of 2016, which have been excluded from the 2016 statement of earnings.  These charges were comprised of the following items:

Ball recorded charges of $7.2 million and $16.1 million, respectively, for the amortization of deferred financing costs associated with the unutilized £1.9 billion unsecured, committed bridge loan (“Bridge Facility”) and derivative financial instruments entered into to mitigate its exposure to interest rate changes associated with anticipated debt issuances for the cash portion of the acquisition price of Rexam. In December 2015, Ball issued $1 billion of 4.375 percent senior notes, €400 million of 3.5 percent senior notes, both due in December 2020, and €700 million of 4.375 percent senior notes, due in December 2023 (collectively, the “Senior Notes”). Ball recorded interest expense of $24.6 million associated with the Senior Notes. In March 2016, Ball refinanced in full the Bridge Facility with a $1.4 billion Term A Loan facility available to Ball and a €1.1 billion Term A Loan facility available to BidCo (collectively, the “Term Loans”), and refinanced in full the $2.25 billion multicurrency revolving credit facility (the “2018 Revolver”) with a $1.5 billion multi-currency revolving credit facility available to Ball and certain of its subsidiaries (the “New Revolver”). Ball recorded interest expense of $2.7 million associated with the Term loans. The extinguishment of the Bridge Facility resulted in a charge of $10.0 million for the write-off of unamortized deferred financing costs. Please refer also to Note 4(a) for details of the Term Loans and New Revolver.

Year ended December 31, 2015

Ball recorded charges of $116.5 million for the year ended December 31, 2015, which includes nonrecurring charges related to the Acquisition of $55.7 million which have been excluded from the 2015 pro forma statement of earnings, see below for further details.

Ball recorded charges of $55.8 million for the call premiums and write-offs of unamortized deferred financing costs associated with the redemption of its outstanding 6.75 percent senior notes and 5.75 percent senior notes due in September 2020 and May 2021, respectively. In June 2015, Ball issued $1 billion of 5.25 percent senior notes due in June 2025. Ball used the net proceeds of the offering and other available cash to repay borrowings under its 2018 Revolver and reduced the borrowing capacity under its 2018 Revolver from $3 billion to $2.25 billion. As a result, Ball recorded charges for the partial extinguishment of the 2018 Revolver of $5.0 million, representing the write off of the unamortized

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 3. Significant nonrecurring items included in the historical financial statements (continued)

deferred financing costs associated with the portion of the 2018 Revolver capacity eliminated. These charges of $60.8 million were not directly attributable to the Acquisition and have not been excluded from the 2015 statement of earnings.

Ball recorded nonrecurring charges of $1.7 million for the write-off of unamortized deferred financing costs associated with the refinancing of the revolving credit facility and repayment of the Term C loan. In addition, Ball recorded charges of $22.8 million and $15.9 million, respectively, for the amortization of deferred financing costs associated with the unutilized £1.9 billion Bridge Facility and derivative financial instruments entered into to mitigate its exposure to interest rate changes associated with anticipated debt issuances for the cash portion of the acquisition price of Rexam. In December 2015, Ball issued the Senior Notes. Ball recorded interest expense of $4.6 million associated with the Senior Notes. The bond offering resulted in a permanent reduction of the borrowing capacity under the Bridge Facility from £3.3 billion to £1.9 billion, resulting in a charge of $10.7 million for the write-off of unamortized deferred financing costs associated with the reduction of the bridge loan capacity. As these charges are directly attributable to the Acquisition, a total of $55.7 million has been excluded from the 2015 statement of earnings.

Note 4. Pro forma adjustments related to financing

(a) Sources of Funding

On February 19, 2015, Ball entered into a £3.3 billion Bridge Facility, pursuant to which several lending institutions agreed, subject to limited conditions, to provide the financing necessary to pay the cash portion of the purchase price payable to Rexam’s shareholders upon consummation of the Acquisition and related fees and expenses. In December 2015, Ball issued the Senior Notes. Pursuant to the terms of the Bridge Facility, Ball deposited the net proceeds of $2.1 billion from the issuance of the Senior Notes into escrow accounts, reported as restricted cash by Ball as of March 31, 2016, from which proceeds would be released, subject to certain conditions, to pay the cash portion of the purchase price payable to Rexam’s shareholders and related fees and expenses, which reduced the commitments under the Bridge Facility to £1.9 billion. As of March 31, 2016, Ball recorded $24.2 million of net deferred financing costs associated with the Senior Notes.

On March 18, 2016, Ball refinanced in full the Bridge Facility with the Term Loans, and refinanced in full the 2018 Revolver with the New Revolver, in each case under a secured, five year credit agreement (the “Secured Credit Agreement”), pursuant to which the term lenders thereunder agreed, subject to limited conditions, to provide financing necessary to pay the cash portion of the purchase price payable to Rexam’s shareholder upon consummation of the Acquisition and related fees and expenses, and the revolving lenders thereunder agreed, subject to certain conditions, to make the New Revolver available for general corporate and other specified purposes. As of March 31, 2016, there were no outstanding borrowings under the New Revolver. Ball recorded net deferred financing costs of $43.2 million associated with the Term Loans and New Revolver and termination fees of $5.8 million related to the extinguishment of the Bridge Facility in the first quarter of 2016. Approximately, $4.9 million of the deferred financing fees and $5.8 million of the termination fees related to the extinguishment of the Bridge Facility were unpaid as of March 31, 2016 and were settled upon consummation of the Acquisition.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 4. Pro forma adjustments related to financing (continued)

For purposes of the pro formas, Ball expects to fully utilize the Term Loans. Ball does not expect to incur any further issue discounts or financing costs other than those referred to above. Ball has further assumed to use the $2.1 billion receipt of the net proceeds from the Senior Notes, described above, and currently held in escrow, which is reflected as a reduction in restricted cash. The calculated net proceeds from the Divestiture, further described in Note 7, have been included in order to determine the total funding requirements. The financing adjustments reflected in the pro formas are summarized as follows:

($ in millions)
Release of restricted cash from escrow accounts	$2,099.3
Term A Loan	1,389.0
Term A Loan, euro denominated	1,244.5
Total sources of funding	$4,732.8
Repayment of Rexam debt outstanding at March 31, 2016	(3,015.5	)(i)
Payment of estimated future transaction costs, net of tax, expected to be incurred by Ball and Rexam	(97.3	)(ii)
Reduction of tax benefit on historical transaction costs incurred by Ball	24.1	(vi)
Additional funding of Rexam’s existing pension obligations	(102.0	)(iii)
Settlement of Rexam’s outstanding derivatives	(103.4	)(iv)
Financing costs on New Revolver and Term Loans	(4.9	)(4)(a)
Termination fees on Bridge facility	(5.8	)(4)(a)
Total sources of funding, net	$1,428.0

The following represents the reconciliation from the total sources of funding, detailed above to the debt adjustments in the pro forma balance sheet as of March 31, 2016:

($ in millions)
Total sources of funding	4,732.8
Repayment of Rexam debt	(3,015.5	)(i)
Payment of deferred financing costs on New Revolver and Term Loans	(4.9)
Release of restricted cash from escrow accounts	(2,099.3)
Total debt adjustment	$(386.9)
Current portion of debt adjustment	$(1,164.8	)(v)
Noncurrent portion of debt adjustment	777.9	(v)
Total debt adjustment	$(386.9)

(i)             Ball has estimated that the amount required to repay Rexam’s historical debt, outstanding as of March 31, 2016, is $3,015.5 million, which approximates the estimated fair value of that debt as of March 31, 2016.

(ii)          Total fees estimated to be incurred by Ball in conjunction with the Acquisition and the Divestiture which include advisory, legal, audit, valuation and other professional fees are estimated to be $213 million. $82.6 million ($67.3 million after tax) is presented in the pro forma balance sheet as a reduction in cash and a corresponding reduction in retained earnings, net of tax. $28.3 million ($23.1 million after tax) and $102.1 million ($83.2 million after tax) were expensed during the three months

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 4. Pro forma adjustments related to financing (continued)

ended March 31, 2016 and the year ended December 31, 2015, respectively. For purposes of the pro formas, Ball estimates that these transactions costs are to be incurred by Ball and are taxable in the U.S., therefore, the U.S. statutory tax rate of 37.0 percent was used to calculate the tax impact on this adjustment. In addition, Ball estimates that a tax benefit can be provided on 50 percent of these transaction costs, as such the adjustment above removes the tax benefit previously recorded on $65.2 million of the transactions costs incurred.

Total transaction costs of $82.9 million are estimated to be incurred by Rexam, of which $30.0 million ($30.0 million after tax) is reflected as a reduction to cash and a corresponding increase in goodwill as these transaction costs will reduce Rexam’s retained earnings prior to the consummation of the Acquisition and the Divestiture. $8.6 million ($8.6 million after tax) and $44.3 million ($44.3 million after tax) were expensed by Rexam during the three months ended March 31, 2016 and the year ended December 31, 2015, respectively.

(iii)       Based on an existing change-in-control provision in the agreement between Rexam and the trustees of Rexam’s UK defined benefit plan in place at March 31, 2016, which is subject to change prior to the consummation of the Acquisition, a minimum contribution of $186.7 million is expected to be made to this pension scheme in conjunction with the acquisition, of which $84.7 million has already been paid into an escrow account and included in other assets, net, in Rexam’s unaudited adjusted balance sheet as of March 31, 2016. As a result, an adjustment of $102.0 million is reflected as an increase to other assets, net. Please see Note 4(a)(vi).

(iv)      Based on existing change-in-control provisions in Rexam’s derivative contracts, Rexam’s outstanding derivatives will be required to be terminated and settled in cash upon the consummation of the Acquisition. Based on the information available, Ball estimates that the amounts recorded in Rexam’s unaudited adjusted balance sheet as of March 31, 2016 represent the fair values of these derivatives which equal the amounts required to settle the contracts. As a result, Ball has eliminated the following amounts from the pro forma balance sheet with a corresponding decrease in cash and cash equivalents and has determined that no gain or loss in the pro forma statement of earnings was required as a result of these settlements:

($ in millions)
Other current assets	$17.2
Other assets, net	260.0	(vi)
Other current liabilities	(68.9	)(vii)
Defered taxes and other liabilities	(311.7)
Decrease in cash and cash equivalents	$(103.4)

(v)         The noncurrent portion of the debt adjustment reflects the estimated borrowings under the Senior Notes and Term Loans, net of the redemption of the noncurrent portion of Rexam’s debt. The current portion of the debt adjustment represents the redemption of the current portion of Rexam’s debt.

(vi)      The pro forma balance sheet as of March 31, 2016 includes a decrease of $206.2 million in other assets, net, which is comprised of the $102.0 million discussed above in Note 4(a)(iii), and the $260.0 million detailed above in Note 4(a)(iv), and a total of $48.2 reversal of deferred tax assets related to transactions costs already incurred in the first quarter of 2016, 50 percent of which were

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 4. Pro forma adjustments related to financing (continued)

written off as discussed in Note 4(a)(ii) and the remaining 50 percent of which were settled upon consummation of the Acquisition and the Divestiture.

(vii)   The pro forma balance sheet as of March 31, 2016 includes a reduction of $74.7 million in other current liabilities, which is comprised of the $68.9 million discussed above in Note 4(a)(iv), and a reversal of $5.8 million termination fees on the extinguishment of the Bridge facility recorded in Ball’s unaudited condensed balance sheet as of March 31, 2016 discussed in Note 4(a).

(b) Interest Expense

Interest expense in the 2016 and 2015 pro forma statements of earnings has been adjusted based on the expected sources of funding described above. Interest expense in the 2016 pro forma statement of earnings has been adjusted as follows based on the expected sources of funding described above:

($ in millions)	Average Principal	Interest Rate	Interest Expense

4.375% Senior notes, due 2020	$1,000.0	4.375%	$11.0
4.375% Senior notes, euro denominated, due 2023	796.6	4.375%	8.5
3.5% Senior Notes, euro denominated, due 2020	455.2	3.50%	3.9
Term A Loan	1,400.0	2.22%	7.8
Term A Loan, euro denominated	1,251.8	1.75%	5.3
Commitment fee on unused portion of New Revolver	1,500.0	0.30%	1.1
Financing cost and issue discount amortization - Senior Notes, Term Loans, and New Revolver			4.0
Total interest expense			$41.6

Less Ball’s historical financing cost and issue discount amortization - Revolver			(1.4)
Less Rexam’s historical interest expense			(20.1)
Total adjustment to interest expense			$20.1

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 4. Pro forma adjustments related to financing (continued)

Interest expense in the 2015 pro forma statement of earnings has been adjusted as follows:

($ in millions)	Average Principal	Interest Rate	Interest Expense

4.375% Senior notes, due 2020	$1,000.0	4.375%	$43.8
4.375% Senior notes, euro denominated, due 2023	760.3	4.375%	34.0
3.5% Senior Notes, euro denominated, due 2020	434.5	3.50%	15.5
Term A Loan	1,400.0	2.22%	31.1
Term A loan, euro denominated	1,194.8	1.75%	21.4
Commitment fee on unused portion of New Revolver	1,500.0	0.30%	4.5
Financing cost and issue discount amortization - Senior Notes, Term Loans, and New Revolver			15.8
Total interest expense			$166.1
Less Ball’s historical interest expense on Term C Loan repaid as a result of the Acquisition			(0.2)
Less Ball’s historical financing cost and issue discount amortization - Revolver			(5.3)
Less Rexam’s historical interest expense			(76.4)
Total adjustment to interest expense			$84.2

Ball will borrow at variable interest rates under the Secured Credit Agreement based on currency-specific LIBOR rates plus an applicable margin based on the net leverage ratio of Ball. Ball will pay a commitment fee on the unused portion of the Secured Credit Agreement.

In order to calculate the above interest expenses, Ball has utilized applicable interest rates as of June 30, 2016, which may differ from the rates in place when actually utilizing the facilities. Ball has also considered the applicable margin based on the expected net leverage ratio for the Secured Credit Agreement. A change in interest rates of 0.125 percent would increase or decrease total interest expense by approximately $0.8 million and $3.2 million for the three months ended March 31, 2016 and twelve months ended December 31, 2015, respectively.

(c) Impact to Tax Provision

The estimated impact to the tax provision for the three months ended March 31, 2016 is summarized as follows:

($ in millions)	Pre-tax Adjustment	Tax Rate	Tax Provision Adjustment

Business consolidation and other activities - Ball (1)	248.0	37.00%	(91.8)
Business consolidation and other activities - Rexam (1)	8.6	N/A	—
Interest expense (2)	(20.1)	20.00%	4.0
Debt refinancing and other costs - Ball (3)	60.6	37.00%	(22.4)
	$297.1		$(110.2)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 4. Pro forma adjustments related to financing (continued)

The estimated impact to the tax provision for the twelve months ended December 31, 2015 is summarized as follows:

($ in millions)	Pre-tax Adjustment	Tax Rate	Tax Provision Adjustment

Business consolidation and other activities - Ball (1)	164.7	37.00%	(60.9)
Business consolidation and other activities - Rexam (1)	44.3	N/A	—
Interest expense (2)	(84.2)	20.25%	17.1
Debt refinancing and other costs - Ball (3)	55.7	37.00%	(20.6)
	$180.5		$(64.4)

(1)    Please refer to Note 3(a) and Note 4(a)(ii). These adjustments are nonrecurring costs related to the transactions.

(2)    Please refer to Note 4(b). The tax benefit related to this interest expense that is expected to have a continuing impact on future results will also continue to impact future results until the related debt is repaid.

(3)    Please refer to Note 3(b). These adjustments are nonrecurring costs related to the transactions.

Note 5. Pro forma adjustments related to the acquisition

(a) Preliminary purchase consideration and allocation

The Acquisition will be accounted for as a business combination using the acquisition method of accounting in conformity with U.S. GAAP. Under this method, the assets acquired and liabilities assumed have been recorded based on preliminary estimates of fair value. In accordance with U.S. GAAP, Ball defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The actual fair values will be determined during the measurement period of the transaction and may vary from these estimates.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 5. Pro forma adjustments related to the acquisition (continued)

The actual purchase consideration, estimated fair values and residual goodwill are as follows:

(in $ millions, except share and share price amounts)

Rexam shares outstanding at June 30, 2016	706,026,401	(i)
Exchange ratio	0.04568	(i)
Total Ball shares to be issued to Rexam shareholders	32,251,286
Ball’s share price on June 30, 2016	$71.39
Total value of Ball shares to be issued	$2,302.4	(i)
Total cash consideration paid at 407 pence per Rexam share	3,858.0	(i)
Stock-based compensation	43.4	(ii)
Total purchase consideration	$6,203.8
Add fair market value of total debt assumed	3,015.5	(iii)
Less total cash acquired	(234.1)
Purchase consideration, including debt assumed and net of cash aquired	$8,985.2
Allocation of purchase consideration, including debt assumed and net of cash acquired:
Estimated fair values of assets acquired
Identifiable intangible assets	$1,969.7	(iii)
Property, plant and equipment	2,387.9	(iii)
Inventories	833.9	(iii)
Assets held for sale	1,297.5	(iv)
Other assets, excluding deferred taxes	1,731.7	(iii)
Total estimated fair values of liabilities assumed, excluding debt and taxes	(2,258.7	)(iii)
Current income tax liability and noncurrent deferred taxes, net	(248.0	)(v)
Liabilities held for sale	(44.1	)(iv)
Noncontrolling interests	(95.9)
Residual goodwill	$3,411.2
Less Rexam’s historical goodwill	(2,016.0)
Goodwill adjustment	$1,395.2

(i)             The stock portion of the purchase consideration was determined using a price of $71.39 for each share of Ball common stock based on Ball’s share price on the New York Stock Exchange (“NYSE”) when Rexam was purchased on June 30, 2016. Under the terms of the Acquisition, Rexam shareholders will be entitled to receive 407 pence in cash and 0.04568 of shares of Ball common stock in exchange for each share of Rexam’s ordinary stock. The cash portion of the purchase price was measured using the currency exchange rate of U.S. $1.3426/£1, which was the exchange rate when Rexam was purchased on June 30, 2016. Ball will provide a “Mix and Match Facility” to allow Rexam shareholders to elect to vary the proportion in which they receive shares of Ball common stock, which will all be issued out of treasury stock, and cash. However this option is subject to offsetting elections by other Rexam shareholders and as a consequence it does not impact the overall purchase consideration calculated above.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 5. Pro forma adjustments related to the acquisition (continued)

(ii)          Ball will issue replacement stock-based compensation awards in Ball stock or settle Rexam’s existing stock-based awards in cash. Ball has estimated $43.4 million of these arrangements will be recorded as additional purchase consideration to acquire Rexam. Ball will fund these arrangements with $0.9 million via the issuance of replacement stock-based compensation awards out of treasury stock and $42.5 million of cash. The cash component together with the cash portion of the consideration payable to Rexam’s shareholders of $3.9 billion outlined in Note 5(a)(i) above have been included as a $3.9 billion decrease in cash in the pro forma balance sheet.

(iii)       Except as discussed below, the carrying value of Rexam’s assets and liabilities are considered to approximate their fair values.

At March 31, 2016, the fair value of Rexam’s debt was estimated to be $3,015.5 million compared to a carrying value of $2,842.3 million, resulting in an increase in the value and costs to settle the debt, of $173.2 million.

The fair values of identifiable intangible assets were determined using significant estimates and assumptions, such as the amount and timing of projected cash flows, the discount rate selected to measure the risks inherent in the future cash flows and the assessment of the asset’s life cycle, including competitive trends and other factors. The assumptions used by Ball to arrive at the estimated fair value of the identifiable intangible assets were derived primarily from publicly available information, including market transactions of varying degrees of comparability. However, a detailed analysis has not been completed and actual results may differ from these estimates.

The fair value and weighted-average estimated useful lives of identifiable intangible assets are estimated as follows and excludes those assets included in the Divestiture as assets held for sale. Please refer also to Note 5(a)(iv) and Note 7:

	Fair value excluding Assets Held for Sale	Weighted- Average Estimated Useful Life	Annual Amortization
	($ in millions)	(in years)	($ in millions)

Customer Relationships	$1,912.6	15	$127.5
Trademarks	49.1	5	9.8
Technology	8.0	9	0.9
Total acquired identifiable intangible assets	$1,969.7		$138.2
Less Rexam’s historical net book value of intangible assets	(183.1)
Adjustment to intangible assets, net	$1,786.6

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 5. Pro forma adjustments related to the acquisition (continued)

The fair values of property, plant and equipment were determined using significant estimates and assumptions. However a detailed analysis has not been completed and actual results may differ from these estimates.

The fair value and weighted-average estimated useful lives of property, plant and equipment are estimated as follows and exclude those assets included in the Divestiture as assets held for sale. Please refer also to Note 5(a)(iv) and Note 7:

	Fair value excluding Assets Held for Sale	Weighted- Average Estimated Useful Life	Annual Depreciation
	($ in millions)	(in years)	($ in millions)
Land	$56.3	N/A	$—
Buildings	462.3	13	35.6
Plant and equipment	1,563.0	9	173.7
Construction-in-progress	306.3	10	30.6
Total acquired property, plant and equipment	2,387.9		$239.9
Less Rexam’s historical net book value of property, plant and equipment	(2,170.1)
Adjustment to property, plant and equipment, net	$217.8

Based on the estimated fair values of identifiable, amortizable intangible assets and property, plant and equipment, excluding those assets included in the Divestiture and their weighted average estimated useful lives, the following adjustment to depreciation and amortization has been included in the 2016 and 2015 pro forma statements of earnings:

($ in millions)	Three Months Ended March 31, 2016	Year Ended December 31, 2015

Amortization of identifiable intangible assets	$34.6	$138.2
Depreciation of property, plant and equipment	60.0	239.9
Total calculated depreciation and amortization	$94.6	$378.1
Less Rexam’s historical depreciation and amortization	(52.1)	(213.1)
Pro forma adjustment to depreciation and amortization	$42.5	$165.0

The value of inventories has been decreased by $66.6 million, which includes the exclusion of inventories of the Divestiture, net of a step-up adjustment of $61.3 million related to Rexam inventory retained by Ball. The inventory step-up adjustment reflects the preliminary estimate of fair value at the date of acquisition, which is based on estimated selling prices of the acquired inventory, less the sum of costs of disposal and a reasonable profit allowance for the selling effort. Please refer also to Note 5(a)(iv) and Note 7.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 5. Pro forma adjustments related to the acquisition (continued)

Based on the assumption that those inventories will be sold within the first twelve months following the acquisition, an adjustment of $61.3 million has been presented in cost of sales within the 2015 pro forma statement of earnings.

(iv)   Total assets and liabilities held for sale reflect Rexam’s assets and liabilities included in the Divestiture.  Assets held for sale are comprised of inventories, intangible assets, goodwill, and property and equipment. Liabilities held for sale are comprised of certain pension obligations.

(v)      The total adjustment of $413.2 million to noncurrent deferred tax liabilities is related to the following estimated fair value adjustments. Please also refer to Note 1 regarding the applicable tax rate:

($ in millions)	Pro Forma Adjustment	Tax Rate	Deferred Taxes

Intangible assets, net	$1,786.6	20.00%	$357.3
Property, plant and equipment, net	217.8	20.00%	43.6
Inventory, net	61.3	20.00%	12.3
Total adjustment to noncurrent deferred tax liabilities			$413.2

The total current income tax liability adjustment recorded in other current liabilities of $148.5 million is related to the following estimated fair value adjustments. Please also refer to Note 1 regarding the applicable tax rates:

($ in millions)	Pro Forma Adjustment	Tax Rate	Tax Impact

Assumed Rexam debt	$(173.2)	20.00%	$(34.6)
Rexam net assets held for sale adjustment	1,407.5	13.01%	183.1
Total adjustment to other current liabilities			$148.5

The current income tax liability related to the Rexam assets and liabilities held for sale adjustment is based on the difference between the estimated fair values and tax bases of the assets held for sale and liabilities held for sale less estimated costs to sell. The tax impact of $183.1 million on Rexam’s net assets held for sale is based on the tax rates of various jurisdictions where the assets and liabilities were divested. Total noncurrent deferred tax liabilities and current income tax liabilities of $561.7 million less net deferred tax asset of $313.7 million recorded in Rexam’s historical balance sheet as of March 31, 2016, resulted to a $248.0 million purchase price allocation to current income tax liability and noncurrent deferred taxes, net. Please refer to Note 5(a).

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 5. Pro forma adjustments related to the acquisition (continued)

(b) Adjustments to shareholders’ equity

The estimated adjustments to total shareholders’ equity are summarized as follows:

	Financing	Acquisition				Divestiture
($ in millions)	Transaction Costs (1)	Eliminate Rexam’s Equity	Issuance of Treasury Stock for Rexam Ordinary Shares (2)	Stock-based Compensation (3)	Total Acquisition Adjustments to Equity	Gain from Divestiture (4)	Pension and other postretirement benefit (4)	Total Divestiture Adjustments to Equity
Common stock	$—	$(1,426.1)	$—	$—	$(1,426.1)	$—	$—	$—
Capital redemption reserve	—	(1,329.9)	—	—	(1,329.9)	—	—	—
Retained earnings	(91.4)	137.6	—	—	137.6	190.4	—	190.4
Accumulated other comprehensive	—	—	—	—	—	—	40.6	40.6
earnings	—	266.0	—	—	266.0	—	—	—
Treasury stock	—	—	2,302.4	0.9	2,303.3	—	—	—
Total Ball Corporation shareholders’ equity	(91.4)	(2,352.4)	2,302.4	0.9	(49.1)	190.4	40.6	231.0
Noncontrolling interests	—	—	—	—	—	—	—	—
Total shareholders’ equity	$(91.4)	$(2,352.4)	$2,302.4	$0.9	$(49.1)	$190.4	$40.6	$231.0

(1)    Please refer to Note 4(a)(ii) and Note 4(a)(vi).

(2)    Please refer to Note 5(a)(i).

(3)    Please refer to Note 5(a)(ii).

(4)    Please refer to Note 7.

Note 6. Pro forma adjustments related to the Acquisition of the Noncontrolling Interests in Latapack-Ball

On December 21, 2015, a wholly-owned subsidiary of Ball completed the acquisition of the remaining interests in a joint venture company Latapack-Ball Embalagens Ltda. (“Latapack-Ball”), organized and operating in Brazil, for a total of 5.7 million treasury shares of Ball common stock and $17.4 million of cash equal to a total purchase consideration of $420.4 million. For purposes of the pro forma balance sheet, this transaction had already occurred by March 31, 2016, therefore no adjustments to the balance sheet were made as a result of the transaction.

The pro forma statements of earnings assumes that the acquisition of the outstanding noncontrolling interest was completed on January 1, 2015, therefore the $21.7 million recorded in net earnings attributable to noncontrolling interests in 2015 from the date of this transaction was removed from net earnings attributable to noncontrolling interests in the 2015 pro forma statement of earnings.

Note 7. The Divestiture

In connection with the Acquisition, Ball entered into a definitive equity and asset purchase agreement with Ardagh Group S.A. (the “Purchase Agreement”), pursuant to which, at the satisfaction of the conditions of the closing of the Acquisition, Ball disposed certain operating locations of Ball and Rexam together with the functions required to maintain and support these facilities and market their production for an agreed enterprise value of $3.42 billion in cash, subject to certain estimated working capital and net debt adjustments of $374.0 million, and other adjustments set forth in the Purchase Agreement which are estimated to result in a $127.5 million reduction in gain for the Divestiture in the pro formas.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 7. Divestiture (continued)

The pro formas include the effects of the sale of these facilities, including the assets and liabilities associated with the Divestiture.

For the purposes of the pro formas, the proceeds from the Divestiture amounted to an estimate of $3.05 billion (enterprise value of $3.42 billion less estimated working capital and net debt adjustments of $374.0 million), based on the agreed cash enterprise value in the Purchase Agreement, which, after deducting estimated applicable income taxes of $275.0 million and repaying certain Ball outstanding debt of $74.9 million, the remaining cash proceeds of $2.70 billion was used to fund a portion of the cash component of the Acquisition price. The pro formas reflect the preliminary allocations of assets, liabilities, revenues and expenses directly attributable to the facilities, assets and companies sold and liabilities assumed included in the Divestiture, as well as certain other allocations considered reasonable by management to properly compile the pro formas. The allocation methodologies developed for the purpose of the pro forma are considered reasonable by management. The costs do not include costs associated with certain shared functions, and accordingly the pro formas do not reflect the financial position or results of operations as if the Divestiture was a stand-alone business for the period presented.

The sale of the Divestiture was estimated to result in a pre-tax gain of $282.3 million. The after-tax gain of $190.4 million is presented as an increase in retained earnings in the pro forma balance sheet. The gain calculation was not impacted by the net assets acquired from Rexam that are included in the Divestiture, as these net assets and any estimated tax impacts were included in the preliminary allocation of the purchase consideration at their respective fair market values. Please refer to Note 5(a).

The pro formas reflect the following adjustments related to the Divestiture:

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 7. Divestiture (continued)

Unaudited Statement of Earnings

For the three months ended March 31, 2016

	Ball	Rexam	Total
Net sales	$(368.3)	$(256.1)	$(624.4)

Cost and expenses:
Cost of sales (excluding depreciation and amortization)	288.5	215.2	503.7
Depreciation and amortization	17.3	8.2	25.5
Selling, general and administrative	27.2	21.1	48.3
Business consolidation and other activities	4.3	—	4.3
	337.3	244.5	581.8
Earnings before interest and taxes	(31.0)	(11.6)	(42.6)

Interest expense	—	—	—
Debt refinancing and other costs	—	—	—
Total interest expense	—	—	—

Earnings before taxes	(31.0)	(11.6)	(42.6)
Tax (provision) benefit	8.0	4.2	12.2
Equity in results of affiliates, net of tax	—	—	—
Net earnings from continuing operations	(23.0)	(7.4)	(30.4)
Less net earnings attributable to noncontrolling interests	—	—	—
Net earnings	$(23.0)	$(7.4)	$(30.4)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 7. Divestiture (continued)

Unaudited Statement of Earnings

Year ended December 31, 2015

	Ball	Rexam	Total
Net sales	$(1,725.8)	$(1,306.5)	$(3,032.3)

Cost and expenses:
Cost of sales (excluding depreciation and amortization)	1,357.7	1,086.4	2,444.1
Depreciation and amortization	68.1	37.9	106.0
Selling, general and administrative	114.0	80.6	194.6
Business consolidation and other activities	9.8	19.4	29.2
	1,549.6	1,224.3	2,773.9
Earnings before interest and taxes	(176.2)	(82.2)	(258.4)

Interest expense	—	—	—
Debt refinancing and other costs	—	—	—
Total interest expense	—	—	—

Earnings before taxes	(176.2)	(82.2)	(258.4)
Tax (provision) benefit	44.3	29.3	73.6
Equity in results of affiliates, net of tax	—	—	—
Net earnings from continuing operations	(131.9)	(52.9)	(184.8)
Less net earnings attributable to noncontrolling interests	—	—	—
Net earnings	$(131.9)	$(52.9)	$(184.8)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 7. Divestiture (continued)

Unaudited Balance Sheet

As of March 31, 2016

($ in millions)	Ball	Rexam	Sale on Divestiture	Total
Assets
Current assets
Cash and cash equivalents	$—	$—	$2,696.1	$2,696.1
Receivables, net	(209.5)	—	37.5	(172.0)
Inventories, net	(181.1)	—	—	(181.1)
Assets held for sale	—	(1,297.5)	—	(1,297.5)
Other current assets	(23.4)	—	—	(23.4)
Total current assets	(414.0)	(1,297.5)	2,733.6	1,022.1
Noncurrent assets
Property, plant and equipment, net	(650.0)	—	—	(650.0)
Goodwill	(729.4)	—	—	(729.4)
Restricted cash	—	—	—	—
Intangible assets and other assets, net	(22.3)	—	—	(22.3)
Total assets	$(1,815.7)	$(1,297.5)	$2,733.6	$(379.6)

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt and current portion of long-term debt	$—	$—	$(74.9)	$(74.9)
Accounts payable	(233.1)	—	—	(233.1)
Accrued employee costs	(26.2)	—	—	(26.2)
Liabilities held for sale	—	(44.1)	—	(44.1)
Other current liabilities	(48.2)	—	(140.1)	(188.3)
Total current liabilities	(307.5)	(44.1)	(215.0)	(566.6)
Noncurrent liabilities
Long-term debt	(0.5)	—	—	(0.5)
Employee benefit obligations	(121.0)	—	—	(121.0)
Deferred taxes and other liabilities	(44.5)	—	122.0	77.5
Total liabilities	(473.5)	(44.1)	(93.0)	(610.6)

Shareholders’ equity
Common stock	—	—	—	—
Retained earnings	(1,382.8)	(1,253.4)	2,826.6	190.4
Accumulated other comprehensive earnings (loss)	40.6	—	—	40.6
Treasury stock	—	—	—	—
Total shareholders’ equity before noncontrolling interests	(1,342.2)	(1,253.4)	2,826.6	231.0
Noncontrolling interests	—	—	—	—
Total shareholders’ equity	(1,342.2)	(1,253.4)	2,826.6	231.0
Total liabilities and shareholders’ equity	$(1,815.7)	$(1,297.5)	$2,733.6	$(379.6)